 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Glimcher Realty Trust

Columbus, Ohio

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 25, 2014, relating to the consolidated financial statements of OG Retail Holding Co., LLC as of December 31, 2013 and 2012 and for the three years in the period ended December 31, 2013, which is included in the Annual Report on Form 10-K of Glimcher Realty Trust for the year ended December 31, 2013.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Chicago, Illinois

July 25, 2014